                                 IDT CORPORATION
                                520 BROAD STREET
                            NEWARK, NEW JERSEY 07102


                                                                January 21, 2001

PT-1 Communications Inc.
STAR Telecommunications, Inc.
223 East de La Guerra Street
Santa Barbara, California 93101
Attention: Brett Messing, Chief Executive Officer

Ladies and Gentlemen:

                  This Agreement will confirm the results of our negotiations and our mutual understanding regarding the transaction (the "TRANSACTION") pursuant to which IDT Corporation ("IDT") will acquire the Transferred Assets and assume the Assumed Liabilities (each such term, as hereinafter defined) of PT-1 Communications Inc. ("PT-1"), a wholly owned subsidiary of Star Telecommunications Inc. ("STAR"), for a total purchase price of $1.00, on the terms and subject to the conditions set forth herein.

                  1. DEFINITIVE AGREEMENTS. It is the intention of the parties that this Agreement shall be a binding and enforceable agreement with respect to the matters described herein. Notwithstanding the foregoing, the parties intend to enter into more complete documentation (the "FINAL DOCUMENTATION") after the date hereof which shall, among other things, modify the Transaction structure in such manner as the parties may mutually agree in order to make such structure as tax efficient as is practicable for all parties. Each of IDT and PT-1 shall negotiate in good faith to cause the Final Documentation to be executed and delivered by the parties as promptly as is practicable after the date hereof and to reflect in all material terms the substantive provisions hereof. Upon the execution and delivery of the Final Documentation, this Agreement shall be deemed to be superseded in its entirety by the Final Documentation.

                  2. TRANSFERRED ASSETS. The "TRANSFERRED ASSETS" will include, without limitations, all of the assets of PT-1 relating to its debit card business (the "BUSINESS"), including, without limitation:

         (a) the PT-1, PT1, PT-I and PTI brand names and all other trademarks, copyrights, service marks, software, know-how and other intellectual property owned by or used in the Business, and any and all derivative forms thereof;

         (b) all accounts receivable and other amounts owing to PT-1 (including, without limitation, all prepaid expenses) with respect to the Business as of the date upon which the Transaction is consummated (which date is expected to occur on or about February 1, 2001; the "CLOSING DATE"); and

         (c) other assets material to the Business (including, without limitation, intercompany agreements with Star, distributor agreements, and non-compete agreements in favor of PT-1), except (i) the switches and related switching infrastructure used in the Business and (ii) those which IDT in its sole discretion elects not to acquire.

The Transferred Assets shall be sold, transferred, conveyed and assigned free and clear of any and all liens, pledges, security interests, encumbrances and all other adverse claims of any kind or nature whatsoever, other than the Assumed Liabilities.

                  3. ASSUMED LIABILITIES. The "ASSUMED LIABILITIES" will include only the deferred revenue (i.e., the unutilized minutes on phone cards then in distribution) reflected on the balance sheet of PT-1 as of the Closing Date (as hereinafter defined).

                  4. USE OF NAME. (a) PT-1 hereby agrees to, unconditionally, irrevocably and in perpetuity, relinquish to IDT all rights to, and cease the use of, the names "PT-1", "PT1", "PT-I", "PTI" and any and all derivative forms thereof, as well as to the trademarks, tradenames and other intellectual property relating to each of the debit cards distributed by PT-1 (including, without limitation, NEW YORK MILLIONAIRES, HOLA MEXICO and PT-1 PHONECARD).

         (b) For a period of 6 months following the Closing Date, IDT shall grant to Star a royalty-free, non-exclusive (and non-transferable) license to use the PT-1 brand name solely in connection with the existing "dial-around" business of PT-1; PROVIDED that PT-1 shall not take any action or permit to exist with respect to its use of the PT-1 brand name any condition which could impair the goodwill attached to such mark.

                  5. EMPLOYEES AND FACILITIES. (a) During the period between the date hereof and the Closing Date, IDT shall review the existing employees of the Business and shall designate to PT-1 which (if any) of such employees IDT desires to hire. PT-1 shall be solely responsible for any liabilities or obligations relating to employee, severance pay, post-employment or retiree benefits or compensation arrangements (including, without limitation, any and all liabilities that may arise under the WARN Act) with respect to (i) all employees of the Business who IDT does not so elect to hire, and (ii) any such employees which IDT makes an offer of employment but which do not accept such employment with IDT.

         (b) In the event that IDT so notifies PT-1 on or prior to the Closing Date, PT-1 shall make available to IDT any facilities (or portions thereof) utilized by PT-1 in the Business for the term requested by IDT (not to exceed the term of PT-1's contractual rights on the date hereof) and at a price equal to PT-1's actual direct cost (or the relevant pro rated portion thereof) for the use of such facilities (or portions thereof); PROVIDED that, with respect to PT-1's leased real property in Flushing, New York, PT-1 shall have the right to terminate its lease at any time without liability to IDT and IDT's right of use shall continue for only such period of time as PT-1 has rights to the property.

                  6. LITIGATION INDEMNITY. IDT hereby agrees to indemnify PT-1 for PT-1's liability relating to the items of litigation listed on Schedule A hereto (the "Litigation Matters"); PROVIDED that (a) such liability is adjudicated pursuant to final, irrevocable and unappealable judgment or fixed by binding settlement agreement, and PT-1's claim for indemnity is made, within 120 days following the Closing Date hereof and (b) the amount of IDT's aggregate liability for indemnity under this Section 6 shall not exceed, with respect to each such item of litigation, the "Cap Amount" set forth below opposite the title of such litigation:

                     Litigation Title                                  Cap Amount
---------------------------------------------------------------    ------------------
Peter Spano, Caroline Gugliemo and Teresa Davanzo v. Samer             $1,000,000
Tawfik and PT-1 Communications, Inc.

Godotsoft LLC v. PT-1 Communications, Inc. (f/k/a Phonetime,           $1,500,000
Inc.) and STAR Telecommunications

PT-1 v. Thomas Hickey                                                  $2,500,000

To the extent that the liability for any of the Litigation Matters is finally adjudicated or fixed by binding settlement agreement within such 120-day period and the amount of IDT's indemnity liability owing hereunder is less than the Cap Amount described above (the difference between the Cap Amount and IDT's indemnity liability with respect to a Litigation Matter, the "Indemnitee Balance"), IDT shall (in addition to such liability) pay to PT-1 in cash within 10 business days following request of PT-1, the amount equal to 50% of such Indemnitee Balance. In the event that, with respect to any such Litigation Matter, PT-1 does not satisfy the conditions to payment by IDT of its indemnity hereunder (i.e., the liability is not fixed within 120 days), then IDT shall, at PT-1's direction, pay to creditors of PT-1 the amount equal to 70% of the Cap Amount with respect to each such unresolved Litigation Matter in respect of amounts owing to such creditors and IDT's indemnity obligations with respect to such Litigation Matter shall terminate. For the avoidance of doubt, it is understood and agreed that (x) IDT shall not be liable to indemnify PT-1 for any of its costs and expenses relating to any such Litigation Matter or to pay any amounts with respect thereto in excess of the Cap Amount with respect to any Litigation Matter and (y) any unutilized portion of the Cap Amount with respect to any Litigation Matter may not be carried over and utilized with respect to another Litigation Matter.

                  7. SWITCH SERVICES. Star agrees that, for a period of one year following the Closing Date, PT-1 will charge IDT not more than the fair market rate for termination of telecommunications traffic on or through any of the PT-1 switches that are presently used in the operation of the Business (including, without limitation, use of the debit card platform to be transferred by PT-1 to IDT pursuant to this Agreement until it is in full operation by IDT), and that such rates will not include any administrative or related overhead charge for the use of such switch (and platform). Notwithstanding the foregoing, PT-1 may (upon not less than 60-days' prior written notice to IDT) sell, transfer, otherwise convey or shut-down any such switch (or platform) at any time after the date which is six months following the Closing Date and IDT's rights under this Section 6 with respect to the relevant switch (and platform) will terminate on the later of (a) the 60th day following written notice from PT-1 to IDT of PT-1's intention to effect such sale, transfer, conveyance or shut-down and (b) the date of such sale, transfer, conveyance or shut-down.

                  8. DEPOSIT. (a) Within two business days following the date upon which an escrow account is established with the law firm of Courter, Kobert, Laufer & Cohen (or other escrow agent reasonably acceptable to the parties), IDT shall deposit in such escrow account $4,000,000 in cash (the "INITIAL DEPOSIT"), which amount shall constitute a deposit for future termination services (as described in clause (b) below). The Initial Deposit shall be released from escrow as follows:

       (i) on the Closing Date, the Initial Deposit promptly shall be paid by the escrow agent to PT-1;

       (ii) in the event that this Agreement is terminated at the election of IDT following (A) the commencement of any bankruptcy, insolvency or similar proceeding of Star or PT-1, (B) failure of Star and PT-1 to obtain the consent of WorldCom, Inc. ("WORLDCOM") to the Transaction or (C) the imposition of an injunction or similar impediment to the occurrence of the Closing Date by any court of competent jurisdiction, the Initial Deposit promptly shall be paid by the escrow agent to IDT; and

       (iii) in the event that this Agreement is terminated for any other reason, the Initial Deposit promptly shall be paid by the escrow agent to PT-1.

Notwithstanding anything to the contrary contained herein, in the event that this Agreement is terminated because of the effectiveness of the Final Documentation, then the escrow agent shall retain the Initial Deposit in accordance with the terms of the Final Documentation. The parties hereto hereby agree that they shall use their best efforts to appoint an escrow agent as soon as practicable following the date hereof.

         (b) On the Closing Date, IDT shall advance to Star $1,000,000 in cash (the "SUPPLEMENTAL DEPOSIT"; together with the Initial Deposit, the "DEPOSIT"), which amount (together with the Initial Deposit) shall constitute a deposit for future termination services. At such times as IDT may request (which request shall not be made more than once in each calendar month), Star shall make available to IDT its domestic and international termination costs for each route without any provision for corporate overhead, transport or switching costs (i.e., the actual amount payable in cash by Star to its termination counterparty). IDT then shall have the right to purchase from Star termination over such routes as IDT elects at a price equal to such cost to Star (but subject to any volume limitations imposed upon Star by such termination counterparty). In the event that IDT purchases such termination from Star, IDT shall pay to Star in cash (within 15 days after receipt of detailed invoice) the amount equal to such cost and the Deposit shall be deemed to be utilized by the amount equal to the difference between the price paid by IDT and IDT's own cost for termination over such route (it being understood that, if IDT's own cost is less than or equal to the price paid to Star, IDT may purchase such termination from Star at Star's cost and the Deposit shall not be reduced on account of such purchases). In the event that the Deposit is not reduced by $1,250,000 in any period of three consecutive months, then Star shall make available to IDT, at no cost to IDT, termination services (valued, with respect to the relevant route, at either (x) a market rate to be mutually agreed upon or (y) in the absence of any such agreement, the lowest of (1) the average of IDT and Star's cost, (2)

WorldCom's rate or (3) Concert's rate) having an aggregate value equal to the difference between $1,250,000 and the amount of the reduction during the applicable three-month period. The provisions of this clause (b) shall remain in full force and effect until the Deposit has been fully utilized.

                  9. CONDITIONS TO CLOSING. (a) The obligations of IDT, Star and PT-1 to consummate the Transaction will be subject to (i) complying with any applicable regulations including, without limitation, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), and any applicable filings, approvals or notifications with the Federal Communications Commission and any State public utility commissions; PROVIDED that compliance with any applicable regulations shall not impose any materially burdensome condition or restriction on IDT, and
(ii) receipt by PT-1 of the consent of WorldCom to the consummation of the Transaction.

         (b) The obligation of IDT to consummate the Transaction will also be subject to the following conditions, which may be waived by IDT in its sole discretion:

                  (i) delivery by PT-1 to IDT of all third party consents that are material to the Business or to the consummation of the Transaction, including, without limitation, (A) any consents necessary to assign to IDT any of the Transferred Assets that, individually or in the aggregate, are material to the Business, free of burdensome conditions or restrictions;

                  (ii) the release by WorldCom and all other creditors of any liens or security interests encumbering any of the Transferred Assets;

                  (iii) the absence of any material adverse change in the Business or of any event or series of events which, with the passage of time or the giving of notice, would reasonably be expected to cause such a material adverse change to exist;

                  (iv) the representations and warranties of Star and PT-1 set forth below being true and correct in all material respects as of the date hereof and as of the Closing Date;

                  (v) prior to the Closing Date, Star or PT-1 shall fail to operate the Business in all material respects in the manner in which it has been operated prior to the date hereof;

                  (vi) on the Closing Date, the gross receivables of PT-1 (exclusive of bad debt) included within the Transferred Assets shall not be less than $25,000,000 or the amount of deferred revenues of PT-1 comprising the Assumed Liabilities shall not exceed $33,000,000;

                  (vii) IDT shall fail for any reason to be satisfied with the results of its due diligence investigation of the Business, the Transferred Assets and the Assumed Liabilities.

Notwithstanding anything to the contrary contained herein, any litigation or other actions taken by Counsel Communications LLC with respect to the Transaction shall not relieve IDT of its obligation to consummate the Transaction unless IDT is prohibited from closing the transaction as a result of an injunction or similar order of a court of competent jurisdiction. In the event of any such injunction or similar order, IDT shall not be obligated to consummate the Transaction (and may terminate this Agreement) and may, at its election, extend the termination date of this Agreement until 30 days after such injunction or similar order is terminated. Star and PT-1 jointly and severally agree to indemnify IDT and its officers, directors, advisors and affiliates for any liability and expense incurred by them with respect to actions of Counsel Communications LLC relating to the Business and the Transaction.

         (c) The obligation of PT-1 to consummate the Transaction will also be subject to the condition, which may be waived by PT-1 in its sole discretion, that the representations and warranties of IDT set forth below being true and correct in all material respects as of the date hereof and as of the Closing Date.

         10. REPRESENTATIONS AND WARRANTIES. (a) Each of Star, PT-1 and IDT hereby represents and warrants to the other parties hereto, as to itself (but not as to any other party hereto), that:

                  (i) It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to execute, deliver and perform this Agreement.

                  (ii) This Agreement has been duly authorized, validly executed and delivered by it, and constitutes a valid and binding agreement of such party, enforceable against it in accordance with its terms.

                  (iii) The execution, delivery and performance of this Agreement by it does not (A) violate any existing provisions of its articles of incorporation, by-laws, or like instrument of such party or any of its affiliates, or any existing order or award of any court, arbitrator or governmental body or any statute, regulation or rule of law that is applicable to such party or any of its affiliates; or (B) result in a breach of, or conflict with, any of the terms or provisions of, or constitute a material default under, any material agreement, indenture or other instrument to which such party or any of its affiliates is a party or by which any property of such party or any of its affiliates is bound, other than, in the case of Star and PT-1, certain agreements with WorldCom.

                  (iv) There is no litigation, proceeding or investigation pending or threatened involving it or any of its affiliates or any of the properties of such party or any of its affiliates which could, if adversely determined, materially and adversely affect (A) the Business (other than litigation described to IDT in writing prior to the date hereof) or (B) the performance of such party's obligations under this Agreement or any agreement contemplated hereby.

         (b) Star and PT-1 hereby represents and warrants to IDT, as to itself (but not as to any other party hereto), that:

                  (i) Each of (A) the balance sheet of the Business as of December 31, 2000 (as provided to IDT on the date hereof) and (B) the statement of revenues of the Business for the period of 12 months ended on such date (as provided to IDT on the date hereof) presents fairly in all material respects, the financial position of the Business as of such date and its revenues for such period, in conformity with generally accepted accounting principles (as in effect on the date hereof); since January 1, 2001 no event or condition has occurred which has had a material adverse effect on the Business, other that (X) the termination by WorldAccess Inc. of its intended merger transaction with Star and (Y) the termination by Star of the sale of the assets and operations of PT-1 to Counsel Communications LLC.

                  (ii) PT-1 owns or leases or otherwise has the right to use all of the Transferred Assets and, after giving effect to the consummation of the Transaction, all Transferred Assets will be free and clear of liens, security interests and other encumbrances and will be free and clear of any covenants, conditions or restrictions that are inconsistent with the proper operation of the Business in accordance with past practice.

         (c) Each of Star and PT-1 hereby agrees to provide such other representations and warranties in the Final Documentation which IDT may reasonably request and which are customary or appropriate for a transaction of this nature.

                  11. INDEMNIFICATION. Star and PT-1 (jointly and severally) shall indemnify IDT and hold it harmless from and against any losses arising out of, based upon or caused by, (i) breaches of Star's or PT-1's representations, warranties and covenants set forth herein and (ii) liabilities not included in the Assumed Liabilities, and IDT shall indemnify each of Star and PT-1 and hold it harmless from and against any losses arising out of, based upon and caused by, breaches of IDT's representations, warranties and covenants set forth herein. The representations and warranties of Star, PT-1 and IDT shall survive until the second anniversary of the Closing Date. Any claim for indemnification hereunder shall be limited to direct damages, such that no party shall have any liability hereunder for any consequential, special, punitive or other damages hereunder.

                  12. INSPECTION AND ACCESS TO INFORMATION. During the period from the date hereof through the Closing Date, (a) PT-1 and Star shall permit access to, and shall make available to IDT's representatives and their counsel for inspection and review, the properties, books, records (including tax records), accounts, and documents of or relating to the Business, the Transferred Assets, the Assumed Liabilities and Star and (b) IDT shall be entitled to place one or more employees, agents or advisors at the offices of PT-1 and Star to conduct such diligence as is reasonably determined by IDT to be appropriate for the Transaction and each of PT-1 and Star shall make available to IDT all personnel and information with respect to PT-1, Star, the Business, the Transferred Assets and the Assumed Liabilities as from time to time may be requested by such employees, agents and advisors.

                  13. EXPENSES. Each party hereto shall pay its own expenses (including, without limitation, fees and disbursements of counsel) incurred in connection with the fulfillment of its respective obligations and the preparation, negotiation and execution of the Final Documentation.

                  14. APPROVALS; GOVERNMENTAL FILINGS. From and after execution of this Agreement, each of PT-1, Star and IDT shall (a) use its respective best efforts to obtain any consents and approvals from governmental or regulatory authorities and other third parties required to consummate the Transaction and
(b) cooperate in the preparation and filing of any required governmental or regulatory notices.

                  15. PUBLICITY. This Agreement and its terms and the transactions contemplated hereby shall be kept confidential until the parties hereto mutually agree upon the language and timing of a press release or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto. IDT hereby agrees to cooperate with Star in preparing and releasing a press release with respect to the Transaction promptly upon the request of Star.

                  16. NO ASSIGNMENT. Neither Star nor PT-1 may assign this Agreement or any of their rights hereunder without the prior written consent of IDT. IDT may not assign this Agreement or any of its rights hereunder, except to a subsidiary of IDT, without the prior written consent of Star and PT-1; upon any such assignment by IDT, IDT shall be fully released from all obligations hereunder and shall cease to be a party hereto. Any purported assignment which does not comply with the foregoing provisions of this Section 12 shall be null and void. This Agreement shall be binding upon each of the parties hereto and their respective permitted successors and assigns.

                  17. TERMINATION. This Agreement may be terminated without any continuing obligation by either party hereto (a) by the mutual agreement of Star, PT-1 and IDT at any time, (b) by the appropriate party, in the event that
(i) the conditions described in Section 9 (other than Section 9(a)) are not satisfied on or prior to April 30, 2001 (or, prior to such date, IDT shall not be satisfied for any reason with the results of its due diligence investigation in accordance with Section 9(b)(vii)) and the party who is not obligated to satisfy such condition so elects or (ii) the other party has breached any of its material obligations under this Agreement and the non-breaching party so elects or (c) by IDT, in the event that the condition described in Section 9(a) has not been satisfied on or prior to April 30, 2001 and IDT so elects.

                  18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING INITIATED BY A PARTY TO THIS AGREEMENT ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW JERSEY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW HAVE OR HEREAFTER OBTAIN TO THE LAYING OF VENUE IN ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

                  19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

                  20. NON-COMPETE. Each of Star and PT-1 hereby agrees that, for a period of three years following the Closing Date, it will not (a) engage, directly or indirectly, in the prepaid phone card or debit card business in the United States, Central America, South America, Asia or Europe or (b) own more than 5% of the outstanding equity securities of any entity engaging in such business in any such region.

                  21. NOTICES. All notices to be given herein shall be effective upon receipt and shall be in writing and delivered personally or by recognized delivery service or mailed, first class mail, postage prepaid or given by telegram, telecopy or other similar means (followed with a confirmation by mail) to the parties, as the case may be, at the following address or such other address as may hereafter be designated, in writing, by the respective party in accordance with this paragraph:

         IDT:                               IDT Corporation
                                            520 Broad Street
                                            Newark, New Jersey
                                            Attention:  Motti Lichtenstein
                                            Fax: (973) 438-1503

         PT-1/Star:                         Star Telecommunications, Inc.
                                            223 East de La Guerra Street
                                            Santa Barbara, California 93101
                                            Attention: Brett Messing
                                            Fax: (805) 884-1137

                  22. NO WAIVER. No consent or waiver, express or implied, by a party in the performance by the other party to or of any breach or default by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder. The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party's consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing signed by the party waiving such rights.

                  22. SEVERABILITY. If any term or provision hereof or the application thereof to any circumstance shall be held invalid or unenforceable, such term or provision shall be ineffective but shall not affect in any respect whatsoever the validity of the remainder of this Agreement; and the parties shall immediately renegotiate such term or provision to eliminate such invalidity or unenforceability, maintaining to the greatest extent permissible the spirit of the Agreement as originally written.

                  If the foregoing terms and conditions are acceptable to you, please so indicate by signing in the space provided below and returning to us an executed original.

                                       Very truly yours,

                                       IDT CORPORATION


                                       By: __________________________
                                           Name:
                                           Title:

Agreed to and Accepted:

STAR TELECOMMUNICATIONS, INC.


By: ________________________________
    Name:
    Title:

PT-1 COMMUNICATIONS INC.


By: ________________________________
    Name:
    Title:

                                                                      SCHEDULE A


                                   LITIGATION

1. PETER SPANO, CAROLINE GUGLIEMO AND TERESA DAVANZO V. SAMER TAWFIK AND PT-1 COMMUNICATIONS, INC.

Filed in the Supreme Court of the State of New York for the County of Richmond. The plaintiffs allege that PT-1 is a successor corporation to a prior company owned by the plaintiffs and Tawfik and that Tawfik promised them 60% of PT-1. Defendants' Summary Judgment motion was denied during the summer of 2000. At pre-trial conference in December 2000, the parties' settlement positions were not even close. Case is scheduled for trial in February 2001.


2. GODOTSOFT LLC V. PT-1 COMMUNICATIONS, INC. (F/K/A PHONETIME, INC.) AND STAR TELECOMMUNICATIONS.

Filed on April 9, 1999 in the Superior Court of New Jersey, Essex County. Pursuant to a license agreement, Godotsoft licenses (Joe Pannullo's organization) to PT-1 certain software code, documentation and related technology to be utilized in on-line rating and billing systems for certain international long distance services, including prepaid calling cards and dial around services. Plaintiff is suing the defendants for anticipatory breach and breach of the license agreement between Godotsoft and PT-1 and for breach of the duty of good faith and fair dealing. Plaintiff has requested judgment against the defendants for an unspecified amount of damages and punitive damages and seeks preliminary and permanent injunctive relief prohibiting the defendants from any further use, exploitation or development of the licensed software and requiring that they return all copies of the software, derivative works and related products to the plaintiff. The case is currently in discovery, with a cut off date of 1/19/01. STAR is filing a motion for SJ (to get STAR out), a cross complaint for breach of fiduciary duties, for soliciting employees and stealing trade secret info.

3.        PT-1 V. THOMAS HICKEY.

This is a special appraisal proceeding filed in the Supreme Court of the State of New York for the County of Queens in February 2000 to determine the fair value of the stock of PT-1 held by Hickey. The case was commenced by PT-1 by notice of petition following Hickey's election to dissent from the merger between STAR and PT-1 and demand for payment for the fair value of the PT-1 shares held by Hickey. On September 11, 2000 the court denied Plaintiff's motion for a preliminary injunction and vacated the temporary restraining order. Hickey lost his motions for both a temporary restraining order to halt the distribution of the proceeds from the sale of PT-1 to Counsel Communications, his motion (in Federal Court) to attach the assets of the sale and his effort to impose a priority lien vis-a-vis WorldCom. Hickey has reopened settlement negotiations in light of STAR's failure to merge with WAXS and the termination of the Counsel transaction.